EXHIBIT 99.1

AIRNET COMMUNICATIONS EXPECTS TO EXCEED Q4 REVENUE FORECAST

Company Expects Revenue to More than Double When Compared to 4Q02

Melbourne, FL, January 7, 2004—AirNet Communications Corporation (Nasdaq: ANCC—news), the technology leader in software defined base station products for wireless communications, today announced that it expects to exceed its fourth quarter 2003 revenue forecast.

During the Company’s 3rd quarter conference call, revenue for the fourth quarter was estimated to be in the range of $3.0 – 4.5 million dollars. Based on preliminary unaudited results, fourth quarter revenue is expected to exceed $4.5 million dollars, an improvement of at least 125% compared to the $2.0M in revenue reported for the fourth quarter of fiscal year 2002.

About AirNet

AirNet Communications Corporation is a leader in wireless base stations and other telecommunications equipment that allow service operators to cost effectively and simultaneously offer high-speed data and voice services to mobile subscribers. AirNet’s patented broadband, software-defined AdaptaCell® base station solution provides a high capacity base station with a software upgrade path to high-speed data. The Company’s Digital AirSite® Backhaul Free™ base station carries wireless voice and data signals back to the wireline network, eliminating the need for a physical backhaul link, thus reducing operating costs. AirNet has 69 patents issued or pending. More information about AirNet may be obtained by calling 321.984.1990, or by visiting the AirNet Web site at www.airnetcom.com.

For More Information:

Stuart P. Dawley

Investment Relations Officer

+1 321-953-6780

sdawley@airnetcom.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical information are forward-looking statements that relate to future events or our future financial performance, including statements regarding our expectations, beliefs, plans, estimates, intentions or strategies for the future. Forward looking statements include statements regarding the Company’s revenue outlook. All forward-looking statements included in this release are based upon information available to AirNet Communications Corporation as of the date hereof and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause our actual results to differ materially from those projected. Our estimate of revenue for the fourth quarter in this press release is based on our preliminary internally prepared unaudited financial statements. The actual amount of revenue for the quarter may vary and will be determined in connection with the completion by our auditors of the year-end audit of our financial statements. Other risks are discussed in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002, as amended.

AirNet®, AdaptaCell® and AirSite® are registered trademarks with the U.S. Patent and Trademark Office. The stylized AirNet mark, Super Capacity™, Backhaul Free™, and We’re Ready for Anything™ are trademarks of AirNet Communications Corporation. Other names are registered trademarks or trademarks of their respective companies or organizations.